UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

________________________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

October 8, 2014

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CAPRICOR THERAPEUTICS, INC.

(Exact name of Registrant as Specified in its Charter)

Delaware	001-34058	88-0363465
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

8840 Wilshire Blvd., 2nd Floor, Beverly Hills, CA (Address of principal executive offices)	90211 (Zip Code)

(310) 358-3200

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

Transfer Agreement

On October 8, 2014, Capricor Therapeutics, Inc., a Delaware corporation (“Capricor ”), entered into a Transfer Agreement (the “Agreement”) with Medtronic, Inc., a Minnesota corporation (“Medtronic”), to acquire patent rights relating to the formulation and pump delivery of natriuretic peptides. Pursuant to the Agreement, Medtronic has assigned to Capricor all of its right, title and interest in all natriuretic peptide patents and patent applications previously owned by Medtronic or co-owned by Medtronic and Capricor (“Natriuretic Peptide Patents”). Under the Agreement, Capricor received all rights to the Natriuretic Peptide Patents, including the right to grant licenses and to make assignments without approval from Medtronic.

The Agreement became effective as of the date of execution by the parties and will expire simultaneously at the expiration of the last to expire of the valid claims. Both parties have the right to terminate the Agreement upon 30 days written notice to the other party in the event of a default which has not been cured within such 30-day period. In addition, Medtronic has the right to terminate the Agreement and to have the rights to the Natriuretic Peptide Patents reassigned to it by Capricor if either Capricor, an affiliate, or a non-party licensee fails to commence a clinical trial of a CD-NP product within 18 months from the effective date.

In the event of a termination of the Agreement, (i) the Natriuretic Peptide Patents which were not owned or co-owned by Capricor prior to the effective date of the Agreement shall be assigned back to Medtronic; (ii) Capricor’s rights in the Natriuretic Peptide Patents that were co-owned by Capricor pursuant to that certain Clinical Funding Agreement dated February 25, 2011 (the “Clinical Funding Agreement”, which was incorporated by reference to Exhibit 10.1 to the Company’s Quarterly Report on Form 10-Q, filed with the Securities and Exchange Commission on May 16, 2011) shall remain with Capricor, subject to the surviving terms and provisions thereof; and (iii) Capricor shall assign back to Medtronic those rights that were co-owned by Medtronic pursuant to the Clinical Funding Agreement.

Pursuant to the Agreement, Medtronic will be paid an upfront payment of $100,000, and Capricor is obligated to pay Medtronic a mid-single-digit royalty on net sales of products, a low double-digit percentage of any consideration received from any sublicenses or other grant of rights, and a mid-double-digit percentage of any monetary awards or settlements received by Capricor as a result of enforcement of the Natriuretic Peptide Patents against a non-party entity, less the costs and attorney’s fees incurred to enforce the Natriuretic Peptide Patents. In addition, there are additional payments that may become due from Capricor upon the achievement of certain defined milestones, which payments, in the aggregate, total up to $7.0 million.

Capricor expects to file the Agreement as an exhibit to its next filing in which the Agreement is required to be included, and intends to seek confidential treatment for certain terms and provisions of the Agreement. The foregoing description is a summary of the material terms of the Agreement, does not purport to be complete, and is qualified in its entirety by reference to the text of the Agreement when filed.

On October 14, 2014, Capricor issued a press release announcing the entry into the Transfer Agreement. A copy of the press release is filed herewith as Exhibit 99.1.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

99.1	Press Release, dated October 14, 2014, announcing the entry into a Transfer Agreement, dated October 8, 2014, by and between Capricor Therapeutics, Inc. and Medtronic, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

CAPRICOR THERAPEUTICS, INC.

Date: October 14, 2014	By:	/s/ Linda Marbán, Ph.D.
Linda Marbán, Ph.D.
Chief Executive Officer